Exhibit 10.1

PATENT RIGHTS SALE AND ASSIGNMENT AGREEMENT

This PATENT RIGHTS SALE AND ASSIGNMENT AGREEMENT (“Agreement”) is made and entered into as of January 29, 2024 (the “Closing Date”) by and between NightHawk Biosciences, Inc., f/k/a Heat Biologics, Inc., a Delaware corporation with a principal executive office at 627 Davis Drive, Suite 300, Morrisville, North Carolina 27560 (together with its Affiliates, “Assignor”) and Kopfkino IP, LLC, a Texas limited liability company with a registered office at 501 Congress Ave, Suite 150, Austin, Texas 78701 (“Assignee”).

WHEREAS, Effective June 3, 2016, Assignor and Shattuck Labs, Inc., a Delaware corporation (“Shattuck”) entered into an Exclusive License (together with any amendments thereto, the “Exclusive License”) providing for the license of certain intellectual property assets (the “Shattuck Patents”) to Shattuck in exchange for the right to receive royalty payments and other rights and benefits, as more fully set forth therein (together with the Shattuck Patents and the Exclusive License, the “Shattuck Patent Rights”);

WHEREAS, Effective May 3, 2022, and as set forth in an SEC filing of the same date, Assignor changed its name to NightHawk Biosciences, Inc.;

WHEREAS, Subject to the terms of this Agreement, Assignor desires to assign and Assignee desires to assume Assignor’s rights and obligations pursuant to the Exclusive License.

THEREFORE, in consideration of the terms of this Agreement and other valuable consideration, the receipt and sufficiency whereof is hereby acknowledged the parties agree as follows.

1.1 Purchase Price. In consideration for this Agreement, including the assignment of Assignor’s entire right, title and interest in and to the Shattuck Patent Rights as set forth in the Exclusive License, Assignee hereby delivers to Assignor in immediately available funds One Million Dollars ($1,000,000 (USD)) (the “Purchase Price”). For purposes of clarity, any fee or other payment required by Shattuck to obtain the Shattuck Consent shall have been paid as of the Closing Date by directly to Shattuck by Assignee and Assignor shall not have any liability or obligation to pay any such amounts.

2.1 Transfer of Rights. Upon receipt of the Purchase Price and as of the Closing Date, Assignor assigns and transfers to Assignee all of Assignor’s right, title, and interest in the Exclusive License, including the Shattuck Patent Rights and all legal claims related to the Shattuck Patent Rights held by Assignor, including Assignor’s right to sue for past infringement of the Shattuck Patents, if any. Assignor authorizes and requests the Commissioner for Patents of the United States, and any official of any country or countries foreign to the United States, whose duty it is to issue patents or other evidence or forms of intellectual property protection on applications for such protection, to issue the same to Assignee, its successors, legal representatives, and assigns, in accordance with the terms of this Agreement.

3.1 Further Documentation. Assignor hereby agrees to execute and deliver any and all further documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform its obligations under this Agreement and the transactions contemplated hereby, including to confirm or record the assignment and transfer of the Shattuck Patents. Without limitation, the Parties shall execute contemporaneously with the execution of this Agreement, one or more company-to-company patent assignments with respect to the Shattuck Patents in existence as of the Closing Date in a form reasonably acceptable to the parties.

4.1 Shattuck Consent. A consent in a form reasonably acceptable to the parties (the “Shattuck Consent”) has been executed by Shattuck and the parties hereto and the executed Shattuck Consent has been delivered to the parties hereto.

5.1 Representations and Warranties of Assignor. Assignor represents and warrants the following:

a. That it is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it was organized and has all requisite power and authority to conduct its business as presently conducted.

b. That it has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement, that the individual signing this Agreement has full authority to execute this Agreement on behalf of Assignor.

c. That, as of the date of this Agreement, the execution, delivery or performance of this Agreement will not require Assignor to obtain any consent from any third party, other than any consents required by the terms of the Exclusive License, including the Shattuck Consent.

d. That, as of the date hereof, to Assignor’s knowledge, Assignor is the sole and exclusive owner of all substantive rights in and to the Shattuck Patents, subject only to the terms of the Exclusive License.

e. That, as of the date hereof, to Assignor’s knowledge, Assignor is the sole and exclusive owner and beneficiary of all rights and benefits granted to Assignor pursuant to the terms of the Exclusive License, including all of the Shattuck Patent Rights.

f. That, as of the hereof, Assignor represents and warrants that it has not transferred to any third party any rights that would be inconsistent with the rights assigned and transferred under this Agreement.

g. That to Assignor’s knowledge, (i) the Shattuck Patents Rights are not subject to any Liens other than the terms of the Exclusive License, (ii) that Assignor owns and controls all right, title and interests in and to the Shattuck Patent Rights free and clear of any interest or claim by a third party (other than the right, title, and interest transferred to Shattuck pursuant to the Exclusive License Agreement). “Liens” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, license, charge, royalty or revenue sharing arrangement (other than the Exclusive License Agreement), option, right of first refusal, easement, restriction, reservation, proxy, voting trust or agreement, or encumbrance of any nature whatsoever.

h. That Assignor is not entering into this Agreement or the transactions contemplated hereunder with the actual intent to hinder, delay or defraud any other party, including either present or future creditors of Assignor or any of its affiliates.

i. That, on or prior to the date hereof, Assignor has delivered to the Assignee a true and correct copy of the Exclusive License.

6.1 Representations and Warranties of Assignee. Assignee represents and warrants the following:

a. That it is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it was organized and has all requisite power and authority to conduct its business as presently conducted.

b. That it has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement, that the individual signing this Agreement has full authority to execute this Agreement on behalf of Assignee.

c. That, as of the date of this Agreement, the execution, delivery or performance of this Agreement will not require Assignee to obtain any consent from any third party, other than any consents required by the terms of the Exclusive License, including the Shattuck Consent.

d. That Assignee has cash on hand or undrawn amounts immediately available necessary to consummate the transactions contemplated hereunder, including (a) paying the Purchase Price, (b) paying all out-of-pocket expenses incurred by it in connection with the transactions contemplated hereunder and (c) satisfying all of its other obligations of Assignee under this Agreement. Assignee has not incurred any obligation, commitment, restriction or liability of any kind, and is not contemplating or aware of any obligation, commitment, restriction or liability of any kind, in either case, which would reasonably be expected to impair or adversely affect such resources.

e. That Assignee is not entering into this Agreement or the transactions contemplated hereunder with the actual intent to hinder, delay or defraud any other party, including either present or future creditors of Assignee or any of its affiliates. At the Closing Date, Assignee (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due), (b) will have adequate capital and liquidity with which to engage in its business and (c) will not have incurred and does not plan to incur debts beyond its ability to pay as they mature or become due.

7.1 Indemnification. Assignor will indemnify and hold harmless Assignee for any and all actions, losses, costs, charges, damages, claims, penalties, expenses and litigation costs arising from a breach of the representations made by it in this Agreement.

8.1 Miscellaneous.

a.	This Agreement is entered into in the State of Delaware and will be governed by Delaware law without regard to its conflicts of laws rules that would require the application of the law of another jurisdiction.

b.	The terms of this Agreement may not be amended, and no term or provision of this Agreement may be waived, except in writing signed by an authorized representative of each party. No delay on the part of a party in exercising any right, power or remedy under this Agreement will operate as a waiver, and no single or partial exercise of any right, power or remedy by a party will preclude any further exercise of any right, power or remedy.

c.	This Agreement may be executed in counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument. This Agreement may be delivered by any party by electronic means and any copy so delivered will be deemed to be an original.

d.	If any provision of this Agreement or its application becomes invalid or unenforceable, the remaining provisions will not be affected and each remaining provision will remain valid and be enforceable to the fullest extent permitted by law.

e.	This Agreement will be binding upon the parties and their respective heirs, executors, administrators, successors and assigns, and will inure to the benefit of and be enforceable by the parties and their respective heirs, executors, administrators, successors and assigns.

f.	This Agreement together with the documents contemplated to be delivered hereunder constitute the entire agreement between the parties and supersedes any prior understandings, agreements, terms or representations by or between the parties, or any of them, whether written or oral, with respect to the subject matter of this Agreement.

g.	Each party warrants and represents that it has not relied upon any statement, representation or information provided by any other party other than the express terms contained in this Agreement.

h.	This Agreement was drafted by the parties’ counsel and there shall be no presumptions, inferences, or constructions based upon the manner in which this Agreement was drafted.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers to be effective as of the date set forth above.

ASSIGNOR: NightHawk Biosciences, Inc. /s/ Jeffrey Wolf By:_______________________________ Name: Jeffrey Wolf Title: CEO	ASSIGNEE: Kopfkino IP, LLC /s/ Josiah Hornblower By:_______________________________ Name: Josiah Hornblower Title: Manager